Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the captions “Experts” in the Registration Statement on Form S-3 and the related Prospectus of The NASDAQ OMX Group, Inc. for the registration of debt securities, preferred stock, common stock, warrants, depositary shares, purchase contracts, and units (defined as being comprised of two or more of any of the securities previously referred to, in any combination) and to the incorporation by reference therein of our report dated February 26, 2009 (except Notes 2, 9, 10, 20, and 21; as to which the date is January 11, 2010) included in The NASDAQ OMX Group, Inc.’s Current Report on Form 8-K dated January 11, 2010, and our report dated February 26, 2009 with respect to the effectiveness of internal control over financial reporting of The NASDAQ OMX Group Inc. included in its Annual Report (Form 10-K) for the year-ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
January 11, 2010